Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Comparable Sales turn positive; Updates Fiscal 2017 guidance for increased marketing spend

CANTON, Mass., August 24, 2017 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the second quarter of fiscal 2017.

Fiscal 2017 Second Quarter Highlights

•	Total sales of $121.1 million compared to $117.9 million in the prior-year quarter including a comparable sales increase of 0.1%.
•	Net loss of ($3.7) million vs. net income of $0.2 million in the prior-year quarter; includes $1.7 million non-cash store impairment charge.
•	EBITDA was $6.7 million compared to $8.5 million in the prior-year quarter.
•	Repurchased approximately 1.9 million shares through the end of the second quarter, completing 38% of the board authorized $12 million share repurchase program.

Management Comments

"Our comparable sales edged slightly positive for the second quarter,” said President and CEO David Levin.  “Early in the quarter, we benefited from our marketing efforts which included television advertising.  Traffic trends declined following our ad campaign, but our store teams executed well, delivering improved shopper conversion and driving a higher average spend per guest, resulting in positive sales productivity metrics.  In addition to posting a positive comp for the second quarter, we made significant progress in reducing our inventory levels by $9.0 million or 7.4% from last year’s second quarter, with only a modest impact on merchandise margins.  Our inventory levels in our distribution center are down over 20% compared to last year and our store inventory is down 3%.”

Levin further commented, “We are pleased to have largely concluded the transformation of our store base from 440 Casual Male stores and 16 Rochester stores in 2010 to 225 new DXL stores, 114 Casual Male stores and 5 Rochester stores by the end of this year.  At this point, our focus is on building the DXL brand and driving sales of apparel and accessories to the growing men’s big & tall market through an integrated bricks-and-mortar and e-commerce strategy.”

“We will continue to manage our store base strategically to optimize sales, brand awareness, inventory management and e-commerce distribution, while investing in customer acquisition and retention through enhanced digital marketing initiatives and increased television ad spend.  In addition to recruiting Sahal Laher, the former CIO of Brooks Brothers, as our Chief Digital and Information Officer earlier this year, Jack Boyle, the President of Merchandising of Fanatics, and Oliver Walsh, the former Chief Marketing Officer of Aritzia, joined our board of directors earlier this month.  Sahal, Jack and Oliver have significant e-commerce experience, and Oliver has agreed to serve, on a temporary consulting basis, as our Interim Chief Marketing Officer.”

Fiscal 2017 Second Quarter Results

Sales

Total sales for the second quarter increased 2.8% to $121.1 million from $117.9 million in the prior year’s second quarter. The increase of $3.3 million in total sales was primarily due to non-comparable store sales.  Comparable sales for the second quarter increased $0.2 million, or 0.1%, compared to a comparable sales increase of 2.4% in the second quarter of last year.

Gross Margin

Gross margin, inclusive of occupancy costs, was 46.1%, compared with gross margin of 46.5% for the prior year’s second quarter. Our merchandise margin decreased 10 basis points over the second quarter of last year, primarily due to higher markdowns related to our inventory productivity initiatives. Occupancy costs as a percentage of total sales increased 30 basis points partly due to deleveraging from a lower than expected sales base.

Selling, General & Administrative

SG&A expenses for the second quarter were 40.5% of sales, compared with 39.3% in the prior year’s second quarter. On a dollar basis, SG&A expense increased $2.8 million from the prior year quarter, partly due to an increase in advertising costs of approximately $1.1 million.  The balance of the increase was due to increases in store payroll and other supporting costs associated with a greater DXL store base.

Net Income (Loss)

Net loss for the second quarter was $3.7 million, or $(0.08) per diluted share, compared with net income of $0.2 million, or $0.00 per diluted share, for the prior year’s second quarter. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the second quarter was $(0.05) per diluted share compared with net income of $0.00 per diluted share for the prior year’s second quarter. The decline in earnings was driven by a combination of a planned increase in marketing expense, modestly higher occupancy costs and a $1.7 million non-cash impairment charge against certain store assets. This impairment charge contributed $(0.04) per diluted share on a GAAP basis (or $(0.02) per diluted share on a non-GAAP basis) to the net loss in the second quarter of fiscal 2017.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the second quarter were $6.7 million, compared with $8.5 million for the second quarter of fiscal 2016.

Cash Flow

Cash Flow provided by operations for the first six months of fiscal 2017 was $14.3 million, compared with cash flow of $19.1 million for the first six months of fiscal 2016, primarily due to a decline in EBITDA to $9.3 million from $16.9 million in the first six months of fiscal 2016. Capital expenditures for the first six months of fiscal 2017 were $13.8 million and consisted of $10.2 million for new DXL stores and $3.6 million for infrastructure projects. Capital expenditures for the first six months of fiscal 2016 of $13.8 million consisted of $9.7 million for new DXL stores and $4.1 million for infrastructure projects. Free cash flow, a non-GAAP measure, decreased to $0.6 million for the first six months of fiscal 2017 from $5.3 million for the first six months of fiscal 2016 (Certain amounts in the following table may not foot due to rounding).

	For the six months ended
(in millions)	July 29, 2017	July 30, 2016
Cash flow from operating activities (GAAP basis)	$14.3	$19.1
Capital expenditures, infrastructure projects	(3.6)	(4.1)
Free Cash Flow, before DXL capital expenditures	$10.8	$15.0
Capital expenditures for DXL stores	(10.2)	(9.7)
Free Cash Flow (non-GAAP basis)	$0.6	$5.3

The Company believes it is important to distinguish between capital expenditures for DXL stores, which is a discretionary investment, and capital expenditures for infrastructure projects. Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles. Management believes free cash flow before DXL capital expenditures is an important metric, because it is a discretionary allocation of capital, and demonstrates DXL’s available liquidity to fund DXL store growth.

Non-GAAP Measures

EBITDA, adjusted net income (loss) and adjusted net income (loss) per share, free cash flow and free cash flow before DXL capital expenditures are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At July 29, 2017, the Company had cash and cash equivalents of $6.5 million. Total debt at July 29, 2017 was $68.3 million. Total debt consisted of $53.4 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $14.9 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. Excess availability under its credit facility was $43.7 million at July 29, 2017.

Inventory was $112.3 million at July 29, 2017 and $121.3 million at July 30, 2016.   On a comparative basis with the second quarter of fiscal 2016, inventory levels have decreased $9.0 million, or 7.4%, as part of its continuing inventory initiatives to improve the timing of receipts and weeks of supply on hand.  Management expects inventory levels to decrease $10.0 million to $14.0 million by the end of fiscal 2017 as compared to the prior year.

Under the Company’s stock repurchase plan, year-to-date, the Company has used free cash flow to repurchase approximately 1.9 million shares at a total cost of approximately $4.7 million.  Approximately $7.3 million remains authorized for purchases under the stock repurchase plan, which the Company will continue to manage in the context of its available free cash flow and debt ratios.

Retail Store Information

During the first six months of fiscal 2017, the Company opened a total of 14 DXL retail stores, with 2 DXL retail stores opened in Ontario, Canada, and 1 DXL outlet store:

	Year End 2015		Year End 2016		At July 29, 2017		Year End 2017E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	166	1,369	192	1,542	206	1,630	211	1,660
DXL outlets	9	45	13	66	14	72	14	72
CMXL retail	125	443	97	340	84	291	81	281
CMXL outlets	40	126	36	113	33	104	33	104
Rochester Clothing	5	51	5	51	5	51	5	51
Total	345	2,034	343	2,112	342	2,148	344	2,168

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party websites. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales are defined as sales that originate online, including those initiated online at the store level.  On a trailing twelve-month basis, e-commerce sales, as a percentage of net sales, were 20.5% at the end of the second quarter of fiscal 2017 as compared to 19.4% at the end of the prior year’s second quarter.

Revised Fiscal 2017 Outlook

Now that the DXL store transformation is substantially complete, the Company is focused on growing brand awareness and customer acquisition.  The Company is increasing marketing expense for fiscal 2017 to approximately $29.0 million, an increase of approximately $4.0 million from previous guidance and an increase of approximately $10.8 million from last year.  The return on investment from the additional marketing expense will extend beyond fiscal year 2017 as we expect to begin fiscal year 2018 with a larger customer base as a result.  The Company is updating guidance as it relates to gross margin, SG&A, EBITDA and earnings for fiscal 2017.  As a result, the updated fiscal 2017 outlook, based on a 53-week year, is as follows:

•	Sales are expected to range from $470.0 million to $480.0 million, with a total Company comparable sales increase of approximately 1.0% to 4.0% (unchanged).
•	Gross margin rate of approximately 45.5%-46.0%, flat to an increase of 50 basis points from fiscal 2016 (a decrease from previous guidance of 46.0%).
•	SG&A expenses expected to increase 230 to 290 basis points from fiscal 2016 (an increase from previous guidance of 150 to 200 basis points), reflecting increased marketing expense.
•

Net loss, on a GAAP basis, of $(11.7) to $(16.7) million, or $(0.24) to $(0.34) per diluted share (a decrease from previous guidance of $(5.7) to $(11.7) million, or $(0.11) to $(0.23) per diluted share), reflecting increased marketing expense and store impairment charges.

•	EBITDA of $20.0 to $25.0 million (a decrease from previous guidance of $24.0 to $30.0 million), reflecting increased marketing expense. *
•

Adjusted net loss, on a non-GAAP basis, of $(0.14) to $(0.21) per diluted share (a decrease from previous guidance of $(0.06) to $(0.14) per diluted share), assuming a normal tax rate of 40% and reflecting increased marketing expense and store impairment charges. *

•

Capital expenditures of approximately $22.0 million, $8.3 million of which will be for infrastructure projects and $13.7 million of which will be for new DXL stores (before tenant allowances of approximately $5.0 million) (unchanged).

•

Cash flow from operating activities of $35.0 to $40.0 million, resulting in free cash flow after capital expenditures for new DXL stores of $13.0 to $18.0 million (a decrease from previous guidance of cash flow from operating activities of $37.0 to $42.0 million and free cash flow after capital expenditures for new DXL stores of $15.0 to $20.0 million).*

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, August 24, 2017 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 378-0320. Please reference conference ID: 8237795. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow and free cash flow before DXL capital expenditures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) is useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increasing levels of depreciation and interest, management uses EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 40%.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the DXL store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures, and excludes the mandatory and discretionary repayment of debt. Free cash flow before DXL capital expenditures is calculated as free cash flow with DXL capital expenditures added back.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and in London, England and Ontario, Canada. The retailer operates under five brands: DXL, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, expenses, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings for fiscal 2017, and the Company’s ability to execute on its 2017 priorities, including customer acquisition and retention and to sustain future sales growth. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2017, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including the Company’s ability to execute its corporate strategy, grow its market share, maintain and build our brand awareness, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Sales	$121,125	$117,875	$228,754	$225,766
Cost of goods sold including occupancy	65,308	63,032	124,249	121,157
Gross profit	55,817	54,843	104,505	104,609

Expenses:
Selling, general and administrative	49,068	46,299	95,236	87,668
Depreciation and amortization	9,621	7,527	17,375	14,869
Total expenses	58,689	53,826	112,611	102,537

Operating income (loss)	(2,872)	1,017	(8,106)	2,072

Interest expense, net	(824)	(783)	(1,626)	(1,567)

Income (loss) before provision for income taxes	(3,696)	234	(9,732)	505
Provision for income taxes	35	35	64	92

Net income (loss)	$(3,731)	$199	$(9,796)	$413

Net income (loss) per share - basic and diluted	$(0.08)	$0.00	$(0.20)	$0.01

Weighted-average number of common shares outstanding:
Basic	48,556	49,531	49,146	49,522
Diluted	48,556	49,953	49,146	49,902

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
July 29, 2017, January 28, 2017 and July 30, 2016
(In thousands)
Unaudited

	July 29,	January 28,	July 30,
	2017	2017	2016
ASSETS

Cash and cash equivalents	$6,547	$5,572	$5,764
Inventories	112,334	117,446	121,307
Other current assets	15,498	15,931	15,769
Property and equipment, net	120,188	124,347	125,084
Intangible assets	2,015	2,228	2,431
Other assets	3,790	3,804	3,671
Total assets	$260,372	$269,328	$274,026

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$102,870	$104,521	$106,275
Long-term debt	14,873	19,002	22,397
Borrowings under credit facility	53,447	44,097	41,174
Deferred gain on sale-leaseback	12,456	13,188	13,921
Stockholders' equity	76,726	88,520	90,259
Total liabilities and stockholders' equity	$260,372	$269,328	$274,026

Certain amounts in the following tables may not foot due to rounding.

GAAP TO NON-GAAP RECONCILIATION OF NET INCOME (LOSS)

	For the three months ended				For the six months ended
	July 29, 2017		July 30, 2016		July 29, 2017		July 30, 2016
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$(3,731)	$(0.08)	$199	$0.00	$(9,796)	$(0.20)	$413	$0.01

Add back: Actual income tax provision	35		35		64		92
Income tax (provision) benefit, assuming a normal tax rate of 40%	1,478		(94)		3,893		(202)
Adjusted net income (loss) (non-GAAP basis)	$(2,218)	$(0.05)	$140	$0.00	$(5,839)	$(0.12)	$303	$0.01

Weighted average number of common shares outstanding on a diluted basis		48,556		49,953		49,146		49,902

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the three months ended		For the six months ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
(in millions)
Net income (loss) (GAAP basis)	$(3.7)	$0.2	$(9.8)	$0.4
Add back:
Provision for income taxes	0.0	0.0	0.1	0.1
Interest expense	0.8	0.8	1.6	1.6
Depreciation and amortization	9.6	7.5	17.4	14.9
EBITDA (non-GAAP basis)	$6.7	$8.5	$9.3	$16.9

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the six months ended
(in millions)	July 29, 2017	July 30, 2016
Cash flow from operating activities (GAAP basis)	$14.3	$19.1
Capital expenditures, infrastructure projects	(3.6)	(4.1)
Free Cash Flow, before DXL capital expenditures	$10.8	$15.0
Capital expenditures for DXL stores	(10.2)	(9.7)
Free Cash Flow (non-GAAP basis)	$0.6	$5.3

2017 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2017
(in millions, except per share data)		per diluted share
Net loss (GAAP basis)	$(11.7)-$(16.7)
Add back:
Provision for income taxes	0.1
Interest expense	3.0
Depreciation and amortization	33.7
EBITDA (non-GAAP basis)	$20.0-$25.0

Net loss (GAAP basis)	$(11.7)-$(16.7)	$(0.24)-$(0.34)
Income tax benefit, assuming 40% rate	$4.7-$6.7	$0.10-$0.13
Adjusted net loss (non-GAAP basis)	$(7.0)-$(10.0)	$(0.14)-$(0.21)
Weighted average common shares outstanding - diluted	48.5

Cash flow from operating activities (GAAP basis)	$35.0-$40.0
Capital expenditures, infrastructure projects	(8.3)
Free Cash Flow, before DXL capital expenditures (non-GAAP basis)	$26.7-$31.7
Capital expenditures for DXL stores	(13.7)
Free Cash Flow (non-GAAP basis)	$13.0-$18.0